Exhibit 10.2

Confidential Material Omitted – To be filed separately with the Securities and Exchange Commission upon request. Double asterisks denote omissions.

2021 Performance Share Award Program
This Schedule A is part of, and subject to the terms and conditions of, an Award Agreement evidencing this Award of Performance Shares. The Award Agreement, including this Schedule A, is subject to the terms and conditions of the Rayonier Advanced Materials Inc. 2017 Incentive Stock Plan, as amended.

•The performance measures will be based on the relative TSR payout table shown below in the Objectives section that carries a 50% weighting added to the results of an additional goal (to be determined) that will carry a 50% weighting. Actual results will be interpolated within the ranges in the associated tables.

•If RYAM’s absolute three-year TSR is negative, payouts for the TSR component would be capped at 100% of target (weighted 50%) unless RYAM’s relative TSR is above the 75th percentile of the peer group at which time the cap would become 150% of target (weighted 50%); however, payouts under the additional metric would be measured and scored separately.

•The Compensation Committee will have discretion as allowed for in the Equity Incentive Plan to consider special items and make appropriate adjustments at the end of each measurement period.

Objectives and Payout Ranges

Objective 1: Adjusted HPC EBITDA Margin Improvement FY2023 (vs 2020 Actual) (50% Weight)

	Threshold	Target	Maximum
EBITDA Margin Improvement versus 2020 Results of [**]%	[**]	[**]	[**]
Payout Range	30%	100%	200%

Exhibit 10.2

Objective 2: Relative TSR (50% Weight)

	Relative Performance	Payout
Maximum	75P	200%
Target	50P	100%
Threshold	25P	30%

Peer Group

The S&P SmallCap 600 Capped Materials Index will be used for peer group comparison. Total Shareholder Return (“TSR”) measurement period will be March 1st through February 28th of the three-year program period.

Dividend Equivalents

Dividend equivalents and interest will be paid in cash on the number of RYAM shares of stock earned under the Program.

Dividend equivalents and interest will be calculated by taking the dividends paid on one share of RYAM stock during the performance period (March 1, 2021 – February 28, 2024) times the number of shares of stock awarded at the end of the period. Interest on such dividends will be earned at a rate equal to the prime rate as reported in the Wall Street Journal, adjusted and compounded annually; from the date such cash dividends were paid by the Company.